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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Enterprise Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTERPRISE BANCORP, INC.

222 MERRIMACK STREET
LOWELL, MASSACHUSETTS 01852
TELEPHONE: (978) 459-9000

March 25, 2004

Dear Stockholder:

        You are cordially invited to attend the 2004 Annual Meeting of stockholders (the "Annual Meeting") of Enterprise Bancorp, Inc. (the "Company"), the parent holding company of Enterprise Bank and Trust Company, to be held on Tuesday, May 4, 2004, at 4:00 p.m. local time, at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts.

        The Annual Meeting has been called for the following purposes:

  1.
  To elect six Directors of the Company, each for a three-year term;

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004; and

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The accompanying proxy statement of the Company provides information concerning the matters to be voted on at the Annual Meeting. Also enclosed is the Company's 2003 annual report to stockholders, which contains additional information and results for the year ended December 31, 2003, including the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

        It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

        Thank you in advance for returning your proxy. We appreciate your continuing support of the Company.

Sincerely,
George L. Duncan Chairman of the Board and Chief Executive Officer

ENTERPRISE BANCORP, INC.

222 MERRIMACK STREET
LOWELL, MASSACHUSETTS 01852
TELEPHONE: (978) 459-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 4:00 p.m. on Tuesday, May 4, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the "Annual Meeting") of Enterprise Bancorp, Inc. (the "Company") will be held at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts at 4:00 p.m. local time on Tuesday, May 4, 2004 for the following purposes:

  1.
  To elect six Directors of the Company, each to serve for a three-year term (Proposal One);

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 (Proposal Two); and

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 16, 2004 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        In the event there are not sufficient votes to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors
/s/ MICHAEL A. SPINELLI Michael A. Spinelli Clerk
222 Merrimack Street Lowell, Massachusetts 01852 March 25, 2004

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

PROXY STATEMENT

ENTERPRISE BANCORP, INC.

222 MERRIMACK STREET
LOWELL, MASSACHUSETTS 01852
TELEPHONE: (978) 459-9000

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 4, 2004

General

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Enterprise Bancorp, Inc. (the "Company"), the parent holding company of Enterprise Bank and Trust Company (the "Bank"), for the 2004 Annual Meeting of stockholders of the Company (the "Annual Meeting"), to be held on Tuesday, May 4, 2004 at 4:00 p.m. local time, at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts and at any adjournments or postponements thereof. This Proxy Statement, the accompanying Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about March 25, 2004.

        The Annual Meeting has been called for the following purposes: (1) to elect six Directors of the Company, each to serve for a three-year term; (2) to ratify the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Company is a Massachusetts corporation and a registered bank holding company. All of the Company's material business activities are conducted through the Bank.

Record Date

        The Board of Directors has fixed the close of business on March 16, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). Only holders of record of the Company's common stock (the "Common Stock") at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, there were 3,608,973 shares of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of such date there were approximately 725 holders of record of the Common Stock. The holders of shares of the Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments or postponements thereof.

Proxies

        Holders of the Common Stock are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will, unless such proxy has previously been revoked, be voted in accordance with the instructions marked thereon. Properly executed proxies with no instructions indicated thereon will be voted as follows: (1) FOR the election of Walter L. Armstrong, Nancy L. Donahue, George L. Duncan, John P. Harrington, Charles P. Sarantos and Michael A. Spinelli, the six nominees of the Board of Directors, as Directors of the Company; (2) FOR the ratification of the Audit Committee's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004; and (3) in such manner as management's proxy-holders shall decide on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by filing with the Clerk of the Company a written notice of revocation, or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies in connection with the Annual Meeting should be addressed as follows: Enterprise Bancorp, Inc., 222 Merrimack Street, Lowell, Massachusetts 01852, Attention: Michael A. Spinelli, Clerk.

        It is not anticipated that any matters other than those set forth in the foregoing proposals (1) and (2) contained in this Proxy Statement will be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion in accordance with their best judgment.

        In addition to use of the mails, proxies may be solicited personally or by telephone or fax by officers, Directors and employees of the Company, none of whom will be specially compensated for such solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in that connection. The cost of soliciting proxies will be borne by the Company.

Quorum; Vote Required

        The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting for the transaction of business. Abstentions and "broker non-votes" (as defined below) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors of the Company (Proposal One). Neither abstentions nor broker non-votes will be counted as "votes cast" for purposes of electing Directors of the Company and, therefore, they will not affect the election of Directors of the Company. The approval of the proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 (Proposal Two) requires the affirmative vote of a majority of the shares present and voting, in person or by proxy, at the Annual Meeting. Neither abstentions nor broker non-votes will be included among the shares that are considered to be present and voting on this proposal and, therefore, they will have no effect on the voting for this proposal.

        A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

        The Directors and executive officers of the Company have indicated that they intend to vote all shares of the Common Stock that they are entitled to vote in favor of each of proposals (1) and (2) presented herein. On the Record Date, the Directors and executive officers of the Company in the aggregate had the right to vote 1,090,010 shares of the Common Stock representing approximately 30.20% of the outstanding shares of the Common Stock as of such date.

PROPOSAL ONE

ELECTION OF CLASS OF DIRECTORS

        The Company's By-Laws provide that the number of Directors shall be set by a majority vote of the entire Board of Directors. The number of Directors for the Company has been accordingly set at 18. Under the Company's Articles of Organization and By-Laws, this number shall be divided into three classes, as nearly equal in number as possible, with the Directors in each class serving a term of three years and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal. As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year.

        At the Annual Meeting, there are six Directors to be elected to serve until the 2007 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal. The Board of Directors has nominated each of Walter L. Armstrong, Nancy L. Donahue, George L. Duncan, John P. Harrington, Charles P. Sarantos, and Michael A. Spinelli, for election as a Director for a three-year term.

        Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as a Director of each of the nominees named above. The Board of Directors believes that all of the nominees will stand for election and will serve as a Director if elected. However, if any person nominated by the Board of Directors fails to stand for election or is unable or refuses to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Recommendation of Directors

        The Board of Directors recommends that the stockholders vote FOR the election of Walter L. Armstrong, Nancy L. Donahue, George L. Duncan, John P. Harrington, Charles P. Sarantos and Michael A. Spinelli, the six nominees proposed by the Board of Directors, as Directors of the Company to serve until the 2007 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Regarding Directors and Nominees

        The following table sets forth certain information for each of the six nominees for election as Directors at the Annual Meeting and for those continuing Directors whose terms expire at the annual meetings of the Company's stockholders in 2005 and 2006. Each individual has been engaged in his or her principal occupation for at least five years, except as otherwise indicated.

Nominees

(Term to Expire in 2007)

Name, Age and Principal Occupation	Director Since(1)
Walter L. Armstrong (67) Retired in August 2000 as Executive Vice President of the Bank	1989
Nancy L. Donahue (73) Chair of the Board of Trustees, Merrimack Repertory Theatre	1988
George L. Duncan (63) Chairman and Chief Executive Officer of the Company and the Bank since their inception	1988

John P. Harrington (61) Since December 1999, Energy Consultant for Tennessee Gas Pipeline Company; prior thereto, Senior Vice President, Colonial Gas Company	1989
Charles P. Sarantos (78) Chairman, C&I Electrical Supply Co., Inc.; Assistant Clerk of the Company and Bank	1991
Michael A. Spinelli (71) Owner, Merrimac Travel Service Inc., Chairman Emeritus of Vacation.com and International Consultant—Tourism of Mike Spinelli International; former owner of Action Six Travel Network; Clerk of the Company and the Bank	1988
Continuing Directors
(Term to Expire in 2005)
Kenneth S. Ansin (39) Since January 2002, President of Norwood Cabinet Company; from November 1998 to February 2002, Business Development Officer of the Bank; through August 2000, President and Chief Executive Officer of Ansewn Shoe Company	1994
John R. Clementi (54) President, Plastican, Inc. and Holiday Housewares, Inc.	1998
Carole A. Cowan (61) President, Middlesex Community College	1999
Eric W. Hanson (60) Chairman and President, D.J. Reardon Company, Inc.	1991
Arnold S. Lerner (74) Vice Chairman of the Company and the Bank; Director, Courier Corporation; through April 2000, partner in several radio stations	1988
Richard W. Main (56) President, Chief Operating Officer and Chief Lending Officer of the Bank; prior to January 1, 2003, President of the Company since its inception	1989
(Term to Expire in 2006)
Gerald G. Bousquet, M.D. (71) Physician; director and partner in several health care entities	1988
Kathleen M. Bradley (79) Retired; former owner, Westford Sports Center, Inc.	1988
James F. Conway, III (51) Chairman, Chief Executive Officer and President Courier Corporation	1989
Lucy A. Flynn (50) Since March 2002, Marketing and Communications Executive, Raytheon Company; From April 2000 to April 2001, Executive Vice President, Marketing, ADS Financial Service Solutions; prior thereto, Senior Vice President, Wang Global	1997

John P. Clancy, Jr. (46) President and Treasurer of the Company; prior to January 1, 2003, Treasurer of the Company since its inception; Executive Vice President, Treasurer and Chief Investment Officer of the Bank (prior to May 2003, also Chief Financial Officer of the Bank); prior to January 1, 2000, Senior Vice President, Chief Financial Officer, Treasurer and Chief Investment Officer of the Bank	2003
Nickolas Stavropoulos (46) Executive Vice President, KeySpan Corporation and President, KeySpan Energy Delivery New England; From November 2001 to March 2002, Senior Vice President of Sales and Marketing, KeySpan Energy Delivery New England; From October 1999 to October 2001, Senior Vice President of Marketing and Gas Resources for Boston, Colonial and Essex Gas Companies; prior thereto, Executive Vice President of Finance and Marketing and Chief Financial Officer, Colonial Gas Company	2002

(1)
All of the Directors are also Directors of the Bank. The years listed in the foregoing tables are the respective years in which each named individual first became a Director of the Company and the Bank.

Meetings of Board of Directors and Committees of Enterprise Bancorp, Inc.

        There were nine meetings of the Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors during the calendar year ended December 31, 2003. During such period, each Director attended more than 75% in the aggregate of the total number of meetings of the Board of Directors and of each of the committees of the Board of Directors on which he or she served.

        The Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors maintains five standing committees, an executive committee, an audit committee, an asset liability committee, a compensation committee, and a corporate governance/nominating committee. The executive committee, composed of Messrs. Clementi, Conway, Duncan, Hanson and Lerner and Ms. Cowan, together with two additional members chosen to serve on a three-month rotating basis, is authorized to manage and transact the business of the Company. The executive committee did not meet in 2003. The audit committee, composed of Ms. Bradley, Ms. Cowan, Ms. Flynn and Mr. Stavropoulos, is directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors. Among other responsibilities, the audit committee also oversees and reviews all internal audit examinations and reports of the Company, and reviews all audit reports of the Company prepared by the Company's independent auditors and all reports of examination of the Company prepared by regulatory authorities. The audit committee met six times in 2003. The asset liability committee, composed of Messrs. Ansin, Clementi, Conway, Duncan, Harrington, Lerner, Main and Spinelli, is responsible for Board oversight of the Company's interest rate risk, capital adequacy and liquidity. Through the Company's asset-liability and investment policies, the committee monitors, evaluates and controls interest rate risk, as a whole, within certain tolerance levels while ensuring adequate liquidity and adequate capital. The asset liability committee met nine times in 2003. The compensation committee, composed of Messrs. Clementi, Conway, Hanson and Lerner, and Ms. Cowan, is responsible for establishing the Company's executive compensation standards and overseeing the administration of the Company's compensation and benefits programs, including its equity compensation programs. The compensation committee met ten times in 2003. The corporate governance/nominating committee, composed of Ms. Flynn and Messrs. Clementi, Conway, Harrington, Lerner and Stavropoulos, was formed in 2003 and is responsible for developing and recommending to the Board the corporate governance principles applicable to the overall governance of the Company. The corporate governance/nominating committee's specific responsibilities include developing and recommending to the Board independence standards for Board members, evaluating the performance of the Board and its various committees, recommending to the Board the appointment of individual directors to the Board's various committees, recommending to the Board the director nominees for election at the Company's annual meeting of shareholders, developing and recommending criteria for the selection of new directors and reviewing and making recommendations on shareholder proposals. The corporate governance/nominating committee met four times in 2003.

Meetings of Board of Directors and Committees of Enterprise Bank

        The Bank's (i.e., Enterprise Bank and Trust Company) Board of Directors, which met ten times during the year ended December 31, 2003, has an executive committee, audit committee, compensation/personnel committee, asset liability committee, marketing and business development committee, banking technology committee, investment management and trust group, loan committee, and corporate governance/nominating committee. Prior to July 1, 2003, the Bank also had a business development committee, a leasing/branch committee, and a construction lending committee. Effective July 1, 2003, the committees were restructured in the following manner; the former business development committee was combined with the marketing committee to form the present marketing and business development committee, the responsibilities of the former leasing/branch committee were assumed by the present audit committee, and the responsibilities of the former construction lending committee were assumed by the present loan committee.

        Executive Committee.    The executive committee is authorized to manage and transact the business of the Bank. In addition, loans over certain amounts must be pre-approved by at least two members of the executive committee. The current members of the committee are Ms. Cowan and Messrs. Clementi, Conway, Duncan (chair of the committee), Hanson and Lerner. Two additional members are chosen to serve on a three-month rotating basis from among the remaining members of the Board of Directors. The committee held nine meetings in 2003.

        Audit Committee.    The audit committee oversees and reviews all internal audit examinations and reports and reviews all reports of examination of the Bank prepared by bank regulatory authorities. The current members of the committee are Ms. Bradley, Ms. Cowan, Ms. Flynn and Mr. Stavropoulos (chair of the committee). The committee held six meetings in 2003. The committee met with KPMG LLP, the Company's independent auditors, two times in 2003.

        Compensation/Personnel Committee.    The compensation/personnel committee is responsible for overseeing the administration of the employee benefit and compensation programs of the Bank. Ms. Cowan and Messrs. Clementi, Conway (chair of the committee), Hanson and Lerner serve on the committee. The committee held ten meetings in 2003.

        Asset Liability Committee.    The asset liability committee is responsible for Board oversight of the Bank's interest rate risk, capital adequacy and liquidity. Through the Bank's asset-liability and investment policies, the committee monitors, evaluates and controls interest rate risk, as a whole, within certain tolerance levels while ensuring adequate liquidity and adequate capital. Messrs. Ansin, Clementi, Conway, Duncan, Harrington, Lerner (chair of the committee), Main and Spinelli serve on the committee. Two additional members are chosen to serve on a three-month rotating basis from among the remaining members of the Bank's Board of Directors. The committee held nine meetings in 2003.

        Marketing and Business Development Committee.    The marketing and business development committee reviews the Bank's marketing activities and business development activities. The current members of the committee are Ms. Bradley, Ms. Donahue (chair of the committee), and Messrs. Ansin, Armstrong, Bousquet, Duncan, Harrington, Main, Sarantos and Spinelli. The committee held one meeting in 2003. During the six months prior to July 1, 2003, the predecessor committees; the marketing committee and the business development committee, each held one meeting.

        Banking Technology Committee.    The banking technology committee is responsible for overseeing the administration of the Bank's data processing function. The current members of the committee are Ms. Cowan (chair of the committee), Ms. Donahue, Ms. Flynn and Messrs. Armstrong and Sarantos. The committee held four meetings in 2003.

        Investment Management and Trust Group Committee.    The investment management and trust group committee is responsible for overseeing the Bank's trust and investment management activities, including administering trust policy and reviewing trust accounts. Ms. Donahue and Messrs. Bousquet, Clementi (chair of the committee), Duncan, Lerner, Main and Spinelli serve on the committee. The committee held twelve meetings in 2003.

        Loan Committee.    The Loan Committee reviews and discusses loans being proposed for charge-off, as well as Watch Asset and other problem loans. The Committee additionally reviews and discusses various reports on the commercial loan portfolio and certain larger commercial relationships, with a particular focus on larger construction lending relationships. The current members of the committee are Ms. Bradley, Ms. Cowan, Ms. Donahue and Messrs. Ansin, Armstrong, Bousquet, Hanson (chair of the committee), Harrington, Main and Sarantos. The committee held three meetings in 2003. During the six months prior to July 1, 2003, the predecessor committees, the overdue loan review committee and the construction lending committee, each met two times.

        Corporate Governance/Nominating Committee.    The corporate governance/nominating committee is responsible developing and recommending to the Board the corporate governance principles applicable to the overall governance of the Bank. The current members of the committee are Ms. Flynn Messrs. Clementi, Conway, Harrington, Lerner (chair of the committee) and Stavropoulos. The committee met four times in 2003.

Information Regarding Executive Officers and Other Significant Employees

        Set forth below is certain information regarding the executive officers of the Company (including the Bank), other than those executive officers who are also Directors of the Company and for whom such information has been provided above. Each individual named below has held his or her position for at least five years, except as otherwise indicated.

Name	Age	Position
Robert R. Gilman	58	Executive Vice President, Administration, and Commercial Lender of the Bank
Stephen J. Irish	49	Executive Vice President and Chief Information and Chief Operations Officer of the Bank; prior to January 1, 2000, Senior Vice President and Chief Information and Chief Operations Officer of the Bank
James A. Marcotte	46	Senior Vice President and Chief Financial Officer of the Company and the Bank; prior to May 2003 Senior Vice President and Chief Financial Officer of the DeWolfe Companies, Inc.

Executive Compensation

        Summary Compensation Table.    The following table sets forth the compensation paid by the Company (through the Bank) for services rendered in all capacities during the year ended December 31, 2003, to the chief executive officer and each of the four most highly compensated executive officers of the Bank (the "Named Executive Officers"). The Company does not employ any persons, other than through the Bank.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options(#)	All Other Compensation(1)(2)
George L. Duncan Chairman and Chief Executive Officer of the Company and the Bank	2003 2002 2001	$ $ $	203,900 203,900 203,900	$ $ $	70,223 179,738 224,465	— 14,000 8,000	$ $ $	210,600 172,821 176,548
Richard W. Main President, Chief Operating Officer and Chief Lending Officer of the Bank	2003 2002 2001	$ $ $	161,600 161,600 161,600	$ $ $	54,443 140,043 184,596	— 7,000 4,000	$ $ $	77,913 76,445 78,004
John P. Clancy, Jr. President and Treasurer of the Company and Executive Vice President, Treasurer and Chief Investment Officer of the Bank	2003 2002 2001	$ $ $	158,400 158,400 145,200	$ $ $	54,553 97,178 44,216	— 5,500 2,500	$ $ $	9,000 8,250 6,510
Stephen J. Irish Executive Vice President, Chief Operations Officer and Chief Information Officer of the Bank	2003 2002 2001	$ $ $	140,070 140,070 130,935	$ $ $	25,969 67,164 41,454	— 4,000 2,500	$ $ $	6,303 4,202 4,396
Robert R. Gilman Executive Vice President, Administration, and Commercial Lender of the Bank	2003 2002 2001	$ $ $	145,935 148,097 136,417	$ $ $	18,782 49,346 43,315	— 4,000 2,500	$ $ $	28,142 30,851 30,849

(1)
Reflects the Bank's matching contribution on behalf of each Named Executive Officer to the Bank's existing 401(k) plan.

(2)
Includes, in addition to the 401(k) match described in note 1, for Messrs. Duncan, Main and Gilman in each of 2003, 2002 and 2001, the economic dollar value attributable to the annual payment made by the Bank related to premiums under split-dollar life insurance policies (which equaled $200,100 in 2003, $163,821 in 2002, and $169,985 in 2001 for Mr. Duncan; $70,500 in 2003, $69,039 in 2002, and $70,443 in 2001 for Mr. Main; and $24,750 in 2003, $24,086 in 2002, and $24,667 in 2001 for Mr. Gilman). In February 2004, bonuses were paid to each of Messrs. Duncan, Main and Gilman to help them pay for income taxes associated with the split-dollar life insurance policy premiums paid in 2003 on their behalf. These bonuses, which will be included in the individual's 2004 compensation and are not included in the above table, were $77,039 for Mr. Duncan, $27,143 for Mr. Main and $9,529 for Mr. Gilman.

Director Compensation

        The Company pays no separate compensation to the Directors for their service as members of the Company's (i.e., Enterprise Bancorp, Inc.) Board of Directors. The Bank pays $200 to Directors for Board of Directors meetings, $200 to Directors for executive committee meetings, $150 to Directors for all other committee meetings, a $350 monthly retainer to all Directors and a $100 monthly retainer to executive committee members. The Bank also pays $200 to the chairpersons of the asset liability, investment management and trust, banking technology, compensation/personnel, loan, audit, corporate governance/nominating and marketing and business development committees for each meeting attended. Directors who are also full-time salaried officers of the Bank are not paid for attending Board of Directors or committee meetings.

        For the year 2003, Directors had the right to make an irrevocable election (by December 31, 2002) to receive shares of Common Stock in lieu of receiving an elected portion of cash fees. The number of shares issued to Directors pursuant to this election was based on a valuation analysis of the Common Stock as of January 2, 2003. Pursuant to the terms of the election, shares were not considered earned, and were not issued to a Director, until the Director had actually earned the cash fees in lieu of which the shares were to be issued. If a Director who had elected to receive shares of Common Stock in lieu of cash fees pursuant to this election had ceased to serve as a member of the Board of Directors for any reason prior to his or her having earned the fees in lieu of which shares were to be issued, the Director would have received a cash amount (and no shares) equal to the fees earned through the date on which he or she ceased to serve as a Director. For the year 2003, the Company issued a total of 6,382 shares of Common Stock to twelve Directors at a per share issuance price of $20.20. This per share price reflects the value of the Common Stock at January 2, 2003, based on a replication by management of a valuation analysis that is performed in June of each year by an outside financial advisor, which is used to determine the fair market value of the Common Stock in connection with the Company's administration of its dividend reinvestment plan. For the year 2004, Directors have the same option to receive shares of Common Stock in lieu of cash fees at a per share issuance price of $30.68, which reflects the value of the Common Stock at January 2, 2004, based on a valuation analysis performed by an outside financial advisor which was used to determine the fair market value of the Common Stock in connection with employee stock options that were granted as of such date.

        The Company believes that giving Directors the option to receive stock in lieu of cash fees further aligns Directors' interests with those of the Company's shareholders.

Agreements with Executive Officers

        The Company and the Bank are parties to employment agreements with Messrs. Duncan and Main and are parties to change in control/noncompetition agreements with Messrs. Gilman and Irish.

        As of January 1, 2004, the Company and the Bank entered into new amended and restated employment agreements with Messrs. Duncan and Main. The term of Mr. Duncan's agreement is a "rolling" three years, subject to earlier termination as described below. Under the agreement, Mr. Duncan serves as chairman and chief executive officer for both the Company and the Bank and he is entitled to a minimum base salary of $203,900, plus an annual bonus as determined by the Board of Directors as well as all other benefits that the Company may provide at any time to its officers and employees.

        The Company may terminate Mr. Duncan's employment at any time and for any reason, whether or not for cause (as defined in the agreement). Likewise, Mr. Duncan may choose to terminate his employment at any time and for any reason. The amount of severance payments and benefits that may be due to Mr. Duncan following any termination of his employment depends upon whether the Company terminates his employment with or without cause or whether Mr. Duncan chooses to terminate his employment with or without good reason (as defined in the agreement) or whether any such termination occurs before or after the Company or the Bank undergoes a change in control (as defined in the agreement).

        Mr. Duncan may terminate his employment for "good reason" if any of the following events has occurred: Mr. Duncan is relieved of the office of either chairman or chief executive officer, for either the Company or the Bank, or Mr. Duncan's functions, duties or responsibilities are otherwise reduced, in either case without his consent; the Company commits a material breach of the agreement or any successor to the Company fails to assume the Company's obligations under the agreement; or the Company or the Bank undergoes a change in control.

        If the Company terminates Mr. Duncan's employment for cause prior to a change in control, then Mr. Duncan would receive no severance payments or benefits. If the Company terminates Mr. Duncan's employment without cause or Mr. Duncan chooses to terminate his employment for good reason, in either case prior to a change in control, then Mr. Duncan will receive an amount equal to his previous highest annual compensation (as defined in the agreement) for each of the next three years, plus continuing welfare benefits at no increased expense for the next three years.

        If the Company, including any successor, terminates Mr. Duncan's employment without cause or Mr. Duncan chooses to terminate his employment for any reason, in either case after a change in control, then Mr. Duncan will receive a lump sum payment equal to three times his previous highest annual compensation, plus continuing welfare benefits at no increased expense for the next three years.

        If Mr. Duncan chooses to terminate his employment without good reason prior to a change in control, and subject to the provisions described below regarding termination as a result of death, disability or retirement, he will not receive any severance payments, although he will receive, as described further below, annual payments equal to 70% of his previous highest annual compensation for up to the next two years, during which time he will be subject to noncompete restrictions.

        Subject to the one-year "look back" described below, if Mr. Duncan dies before a change in control, his estate will receive six-months of base salary continuation and his spouse and any other minor dependents will continue to receive welfare benefits in accordance with certain conditions specified in the agreement. If Mr. Duncan dies while the agreement is in effect after a change in control, his estate will receive the three-year lump sum payment described above.

        If Mr. Duncan becomes disabled at any time while the agreement is in effect, whether before or after a change in control, and he qualifies for long-term disability benefits, then he will receive on an annual basis up to 75% of his previous highest annual compensation for the remaining term of the agreement.

        Subject to the one-year "look back" described below, if Mr. Duncan chooses to retire at any time while the agreement is in effect he will not receive any severance payments, but will be entitled to receive continuing welfare benefits for one year following the date of retirement.

        If the Company terminates Mr. Duncan's employment without cause or Mr. Duncan chooses to terminate his employment for any reason, or his employment is otherwise terminated as a result of his death or retirement or during a period of long-term disability, and a change in control occurs within one year after any such termination, then Mr. Duncan (or his estate if he has died) will receive the three-year lump sum payment described above (taking into account any amounts that have been paid prior to the change in control).

        In lieu of the Company terminating Mr. Duncan's employment without cause or Mr. Duncan choosing to terminate his employment for any reason, at any time while the agreement is in effect, whether before or after a change in control, the parties may agree to enter into a consulting arrangement for the remaining term of the agreement. During any such consulting period, Mr. Duncan will be paid on an annual basis 50% of his previous highest annual compensation and will continue to receive full benefits. Either the Company (including any successor) or Mr. Duncan may terminate this consulting arrangement at any time and for any reason. The amounts that may be due to Mr. Duncan following any termination of the consulting arrangement will be based upon whether the termination occurs before or after a change in control and whether the termination is by the Company for cause or without cause or by Mr. Duncan for good reason or without good reason.

        Mr. Duncan will be subject to noncompete restrictions for up to two years after the termination of his employment for any reason, including the termination of any consulting arrangement, if the termination occurs before a change in control. These noncompete restrictions do not apply following any termination of Mr. Duncan's employment that occurs after a change in control. Any noncompete restrictions that may be in effect at the time of a change in control automatically expire upon such change in control.

        During the period of any noncompete restrictions under the agreement, Mr. Duncan will receive on an annual basis an amount equal to 70% of his previous highest annual compensation or 50% of his previous highest annual compensation if the noncompete period follows the termination of any consulting period; provided, however, that if the termination that precedes the noncompete period is either a termination by the Company without cause or a termination by Mr. Duncan for good reason, then Mr. Duncan will receive on an annual basis during the noncompete period the full 100% of his previous highest annual compensation that he is otherwise entitled to receive.

        The terms of Mr. Main's agreement are substantially equivalent to those of Mr. Duncan's agreement, except that (i) the term of Mr. Main's agreement is for a "rolling" two years; (ii) Mr. Main's minimum annual base salary is $161,600; (iii) the offices to be held by Mr. Main under the agreement are president and chief operating officer of the Bank; (iv) if Mr. Main's employment is terminated at any time prior to a change in control by the Company without cause or by Mr. Main for good reason, then he shall be entitled to receive an amount equal to his previous highest annual compensation for each of the next two years; and (v) if Mr. Main's employment is terminated at any time after a change in control by the Company, or any successor, or by Mr. Main, then he shall be entitled to receive a cash lump sum payment equal to two times his previous highest annual compensation.

        Under the terms of the change in control/non-competition agreements among the Company, the Bank and each of Messrs. Gilman and Irish, if the executive's employment is terminated for any reason, whether at the initiative of the Company or of the executive and whether or not for cause (as defined in the agreement), at any time prior to a change in control (as defined in the agreement), then the executive shall be prohibited from competing directly or indirectly with the Company for a period of one year following the date of such termination (and assuming that no change in control occurs at any time during such one-year period). During any such non-compete period, if the termination of the executive's employment was initiated by the Company for any reason other than for cause, then the executive shall receive severance payments equal in the aggregate on an annualized basis to 75% of the sum of (i) his annual base salary as of the date of termination, (ii) the amount of any commission or other compensation not otherwise included in base salary or other bonus amounts paid to the executive with respect to the most recently completed fiscal year prior to the date of termination, and (iii) the amount of any annual incentive or other bonus paid to the executive with respect to the most recently completed fiscal year prior to the date of termination.

        If Mr. Gilman's or Mr. Irish's employment is terminated for any reason, whether at the initiative of the Company or of the executive and whether or not for cause, within two years after the date of a change in control, then the executive shall be entitled to receive severance payments over an 18-month period equal in the aggregate to 1.5 times his previous highest annual compensation (as defined in the agreement), together with certain other specified severance payments and benefits.

        If Mr. Gilman's or Mr. Irish's employment is terminated for any reason within one year prior to the date on which a change in control occurs, other than for cause, then the executive shall be entitled to receive all of the payments and benefits that he would have been entitled to receive if such termination had occurred within two years after the date of such change in control.

Option Grants in Last Fiscal Year

        There were no options granted in 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows each exercise of stock options by the Named Executive Officers during the year ended December 31, 2003 and the unexercised stock options held by such persons as of such date:

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(1)
George L. Duncan	-0-	-0-	55,100/11,000	$1,091,993/$156,180
Richard W. Main	5,500	$92,510	17,250/ 7,250	$320,965/$99,895
John P. Clancy, Jr.	-0-	-0-	14,125/ 5,375	$286,253/$72,948
Stephen J. Irish	2,000	$35,500	11,750/ 4,250	$233,720/$58,930
Robert R. Gilman	3,000	$50,580	9,250/ 4,250	$171,770/$58,930

(1)
The value realized calculations in the third column from the left above are based upon the difference between the value of the Common Stock on the option exercise date and the per share exercise price of the options. The value on the exercise date is based on a replication by management of the annual valuation analysis performed by an outside financial advisor for dividend reinvestment plan purposes, which is described further in the second paragraph under the heading "Director Compensation" at page nine above. The dollar values of the unexercised options shown in the fifth column from the left above are based upon the difference between $30.68, which is the value of the Common Stock as of January 2, 2004, based on a valuation analysis performed by an outside financial advisor which was used to determine the fair market value of the Common Stock in connection with employee stock options that were granted as of such date. There is no active trading market for the Common Stock. The Board of Directors receives periodic advice from an outside financial advisor regarding the fair market value of the Common Stock in connection with the Company's equity compensation and dividend reinvestment plans. Additional valuations are also performed periodically by management based on a replication of this valuation analysis performed by the outside financial advisor.

Audit Committee Report

        The Audit Committee of the Company's Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that Nickolas Stavropoulos, who is one of these four independent directors, qualifies to serve as the Company's Audit Committee Financial Expert (as such term is defined under applicable SEC rules). The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the Company's independent accountants.

        In determining the independence of the Audit Committee members, the Board of Directors has used the definition of independence contained in Section 303A.02 of the New York Stock Exchange's listing standards and has applied this definition consistently to all members of the Audit Committee.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for assessing management's evaluation of the company's internal controls and procedures for financial reporting and for issuing reports thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee's responsibilities also include resolving any disagreements that may arise between management and the Company's independent accountants regarding financial reporting and establishing procedures for the receipt, retention and treatment of any complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any concerns that may arise regarding questionable accounting or auditing matters.

        The Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent accountants have also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the SEC.

  Nickolas Stavropoulos (Chairperson)
  Kathleen M. Bradley
  Carole A Cowan
  Lucy A. Flynn

Compensation Committee Report on Executive Compensation

Introduction

        The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised entirely of non-employee members of the Board of Directors. It is the responsibility of the Compensation Committee to review the performance and set the compensation of the Company's chief executive officer and president, and to review and approve all compensation arrangements for the Company's remaining executive officers, including annual base salary, the annual incentive opportunity level, the long-term incentive opportunity level, any employment or severance agreements, and any special or supplemental benefits. All actions by the Compensation Committee are reported to, and considered for ratification by, the full Board of Directors.

        During 2003, the Board of Directors did not modify or reject any proposed action or recommendation presented by the Compensation Committee.

Key Principles

        The Compensation Committee has adopted the following principles to use for guidance in setting executive compensation:

  Pay Competitively

        The Compensation Committee maintains a philosophy that total annual cash compensation should be competitive relative to that found in other commercial banking organizations of comparable asset size and performance. The Compensation Committee believes that this is necessary to attract, motivate and retain highly qualified executives, who in turn are essential to the Company's achieving the financial goals set by the Board of Directors and sustaining long-term value for shareholders.

        Consistent with this philosophy, the Compensation Committee obtains information regarding compensation levels in the Company's industry through various sources, including compensation surveys conducted by banking industry associations and independent compensation consultants.

        The Compensation Committee generally attempts to set total attainable cash compensation at or above the midpoint range of peer compensation (subject to individual and Company financial performance).

  Tie Incentive Compensation to Company Financial Performance

        The Committee supports a "pay for performance" philosophy, which is intended to enhance long-term shareholder value. Total incentive compensation paid to the Company's executive officers is calculated using incentive models. Through the use of incentive models, the compensation structure for employees in management positions includes a significant "risk/reward" component. The Compensation Committee believes that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with the total compensation paid to executive officers with similar responsibilities at other comparable commercial banking organizations. All employees, including executive officers, are eligible to receive an annual incentive bonus based upon the attainment of various predetermined financial performance goals. This plan is referred to in this summary as the "stakeholder plan" and is based upon a methodology provided to the Company by an independent, outside consultant. In addition to their inclusion in the stakeholder plan, Messrs. Duncan, Main, Gilman, Clancy, Irish and Marcotte, whose base salaries are set below those of their peers, are eligible to receive an additional annual incentive bonus based solely upon the attainment of predetermined net income levels. This additional bonus plan is referred to in this summary as the "supplemental plan". Through the use of a lower than peer base salary and a substantial incentive cash bonus opportunity, which is paid only if the Company attains predetermined financial performance goals, the compensation structure for these individuals further emphasizes a significant "risk / reward" structure.

Grant Stock Options

        The Committee aligns the interests of the Company's executives with the long-term interests of stockholders through the granting of stock options at fair market value. There were no stock options granted in 2003.

        In summary, executive compensation is composed of base salary, annual incentive cash bonuses and long-term equity compensation in the form of stock options.

2003 Executive Compensation Program

Executive Officers

        In determining total 2003 compensation (including base salary, incentive cash bonus and stock option grants), the Compensation Committee reviewed compensation data for other commercial banking organizations of similar size, which are located in similar markets or otherwise in areas in which the Company competes for talent. Specific bank officers are "matched" as closely as possible with officers from the other commercial banking organizations with similar functional responsibilities. In 2003, total incentive cash bonuses paid to executive officers decreased between 44% and 61% under the stakeholder and supplemental plans due mainly to the Company's realizing net income growth of 10% in 2003 versus 29% in 2002.

Chief Executive Officer

        At the beginning of the year, the Compensation Committee set Mr. Duncan's total compensation plan for 2003. Mr. Duncan's 2003 total compensation is comprised of base salary, annual incentive cash bonus and a supplemental retirement benefit. Mr. Duncan's base salary, which was last increased on January 1, 2000, and which had not been previously adjusted since 1992, remains significantly lower than the base salaries paid to chief executives at other comparable commercial banking organizations. Mr. Duncan's total incentive cash bonus for 2003 was $70,223, as compared to $179,738 in 2002. The reduction for 2003 was directly related to the Company's realizing net income growth of 10% in 2003 versus 29% in 2002.

Closing

        The Compensation Committee believes that the Executive Compensation Program for 2003 successfully linked executive compensation to the Company's financial performance. This report has been submitted by the Compensation Committee:

  James F. Conway III (Chairperson)
  John R. Clementi
  Carole A. Cowan
  Eric W. Hanson
  Arnold S. Lerner

Director Nominations and Shareholder Communications

        Potential director nominees are recommended to the Board of Directors for its approval by the Company's Corporate Governance/Nominating Committee ("CGNC"), which was established in 2003. The CGNC is comprised of six independent directors. In determining the independence of the CGNC members, the Board of Directors has used the definition of independence contained in Section 303A.02 of the New York Stock Exchange's listing standards and has applied this definition consistently to all members of the CGNC.

        A copy of the CGNC's Charter and the Company's Corporate Governance Guidelines can be found on the Company's website (www.enterprisebankandtrust.com). The Charter and Guidelines outline director qualifications, appointment to and removal from the Board of Directors and its various committees, structure and operations of the Board of Directors and its various committees and the CGNC's reporting function to the Board of Directors.

        The newly formed CGNC reviewed, refined and formalized criteria for the selection of new directors to the Board of Directors. These criteria include independence, experience relevant to the needs of the Company, leadership qualities and the ability to represent the broad interests of shareholders. In selecting new directors, consideration is given to both the personal qualities and abilities of individual candidates and the collective skills and aptitudes of the Board of Directors as a whole.

        Nominees for election to the Board of Directors may be identified and submitted to the CGNC for its consideration by directors, shareholders and/or management. The CGNC maintains a policy of considering nominees submitted by shareholders, provided that such shareholder nominees are submitted in accordance with the applicable requirements contained in the Company's by-laws. The CGNC may also retain a professional search firm to assist with the identification of qualified candidates, although no such outside assistance has been retained with respect to any existing directors or current nominees.

        The Chairman of the CGNC and the Chairman of the Board of Directors shall extend an invitation to join the Board of Directors, subject to election by the Company's shareholders, to those nominees who are recommended by the CGNC and approved by the Board of Directors. The Board of Directors also retains the right, as outlined in the Company's by-laws, to appoint directors as needed throughout the year.

        Directors are required to attend the Company's annual meeting. Absences will be allowed for serious personal or business obligations that cannot be re-scheduled. All of the Company's directors attended the 2003 annual meeting.

        Shareholders may submit nominations for candidates for election to the Board of Directors in accordance with the applicable requirements contained in the Company's by-laws to the attention of the Company's Clerk at the Company's principal office located at 222 Merrimack Street, Lowell, Massachusetts 01852. Shareholders may also communicate directly with members of the Board of Directors by sending such communications to a specified director or group of directors or to the Board of Directors in its entirety, addressed c/o the Clerk of the Company at the Company's principal office at the foregoing address.

Compensation Committee Interlocks and Insider Participation

        As described in further detail below, under the heading "Transactions with Certain Related Persons", the members of the Compensation Committee, as well as businesses and other entities with which they may be affiliated, are customers of the Bank and/or have entered into loan transactions with the Bank in the ordinary course of business.

Comparative Performance Graph

        Under applicable rules of the SEC, the Company is required to present a chart comparing the cumulative total return (which assumes the reinvestment of all dividends) on the Common Stock with the cumulative total return of (i) a broad based equity market index and (ii) a published industry index or peer group. The following graph shows the changes over the five-year period ended on December 31, 2003 in the value of $100 invested in (i) the Common Stock, (ii) the Standard & Poors 500 Index and (iii) the NASDAQ Bank Index. There is no active trading market for the Common Stock, although shares are traded periodically on a privately negotiated basis. The increase in the value of the Common Stock over the five-year period shown on the following performance graph is based on the actual prices known to the Company at which shares of the Common Stock were traded as of the most recent date prior to December 31 of each of the years shown. The most recent trade between two private, unaffiliated parties involving the Common Stock prior to December 31, 2003, of which the Company is aware, was completed at a price of $26.00 per share. For purposes of the graph, the reinvestment of dividends paid since the inception of the Company's dividend reinvestment plan is based upon an annual valuation analysis of the Common Stock undertaken pursuant to the plan in connection with the Company's payment of such dividends; for dividends paid prior to inception of the plan, the reinvestment is based upon the actual prices known to the Company at which shares of the Common Stock were traded as of the most recent date prior to the Company's payment of such dividends.

	1998	1999	2000	2001	2002	2003
Enterprise Bancorp	100	129.8732	149.6467	160.738	189.4887	227.3864
S&P 500	100	119.526	107.4071	93.39831	71.57489	90.45663
NASDAQ Bank	100	92.01795	105.5196	116.1529	121.3983	157.7356

Transactions with Certain Related Persons

        The Bank leases its headquarters and certain other space for operations from realty trusts, the beneficiaries of which include various Directors of the Company. The leases between the Bank and each of these trusts were reviewed and approved by a committee of independent Directors who had no financial or other interest in any of the trusts. The Board of Directors believes that the terms of each of these leases, including lease rates, are substantially similar to such terms as would be included in comparable lease transactions entered into at the time of such leases with persons who are not affiliated with the Bank.

        Certain Directors and executive officers of the Company are also customers of the Bank and have entered into loan transactions with the Bank in the ordinary course of business. In addition, certain Directors are also directors, officers or stockholders of corporations, non-profit entities or members of partnerships that are customers of the Bank and that enter into loan and other transactions with the Bank in the ordinary course of business. Such loan transactions with Directors and executive officers of the Bank and with such corporations and partnerships are on such terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with persons who are not affiliated with the Bank and do not involve more than a normal risk of collectibility or present other features unfavorable to the Bank.

SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth stock ownership information with respect to Directors, Named Executive Officers, all Directors and executive officers as a group and all other persons known to the Company who are the beneficial owners of more than 5% of the Common Stock. All such information is as of March 16, 2004. This information includes the total number of shares of the Common Stock known by the Company to be beneficially owned by each such person and group and the percentage of the Common Stock each such person and group beneficially owns. All shares are owned of record and beneficially, and each person and group identified has sole voting and investment power with respect to such shares, except as otherwise noted.

Directors	Shares of Common Stock Beneficially Owned(1)(2)	Percent of Total Common Stock
Kenneth S. Ansin(3)	38,407	*
Walter L. Armstrong(4)	76,256	2.11%
Gerald G. Bousquet	17,459	*
Kathleen M. Bradley	13,277	*
John P. Clancy, Jr.(5)	23,472	*
John R. Clementi	13,517	*
James F. Conway, III(6)	4,422	*
Carole A. Cowan	845	*
Nancy L. Donahue(7)	18,358	*
George L. Duncan(8) 710 Andover Street Lowell, MA 01852	230,525	6.39%
Lucy A. Flynn(9)	3,867	*
Eric W. Hanson(10) Three Boardwalk Chelmsford, MA 01824	205,595	5.70%
John P. Harrington(11)	3,332	*
Arnold S. Lerner(12) 155 Pine Hill Road Hollis, NH 03049	258,734	7.17%
Richard W. Main(13)	115,153	3.19%
Charles P. Sarantos(14)	25,946	*
Michael A. Spinelli	136,839	3.79%
Nickolas Stavropoulos	200	*
Other Named Executive Officers
Robert R. Gilman(15)	24,875	*
Stephen J. Irish	18,141	*

All Directors and Executive Officers as a Group (20 Persons)	1,229,220	34.07%
Other 5% Stockholders
Ronald M. Ansin 132 Littleton Road Harvard, MA 01451	341,079	9.45%

*
Named individual beneficially owns less than 1% of total Common Stock.

(1)
The information as to the Common Stock beneficially owned has been furnished by each such stockholder. All persons have sole voting and investment power over the shares, unless otherwise indicated.

(2)
Includes shares subject to options exercisable within sixty days as follows: Mr. Ansin, 1,160; Mr. Bousquet, 1,160; Ms. Bradley, 1,160; Mr. Clementi, 1,160; Mr. Conway, 1,160; Ms. Donahue, 1,160; Mr. Duncan, 71,100; Mr. Hanson, 1,160; Mr. Harrington, 1,260; Mr. Lerner, 1,160; Mr. Main, 18,250; Mr. Sarantos, 1,160; Mr. Spinelli, 1,160; Mr. Gilman, 9,875; Mr. Clancy, 14,750; Mr. Irish, 12,375; and all directors and executive officers as a group, 139,210.

(3)
Includes 6,915 shares owned jointly with Mr. Ansin's wife, 1,000 shares owned by Mr. Ansin's children and 1,000 shares for which Mr. Ansin is the trustee.

(4)
Includes 65,316 shares owned jointly with Mr. Armstrong's wife.

(5)
Includes 2,622 shares owned by Mr. Clancy's children and 6,100 shares owned jointly with Mr. Clancy's wife.

(6)
Includes 2,397 shares owned jointly with Mr. Conway's wife.

(7)
Includes 5,000 shares for which Ms. Donahue's husband is the trustee.

(8)
Includes 1,093 shares owned jointly with Mr. Duncan's adult children, 6,816 shares owned by Mr. Duncan's wife and 8,086 shares owned jointly by Mr. Duncan's wife and his adult children.

(9)
Includes 2,000 shares owned by Ms. Flynn's husband.

(10)
Includes 126,970 shares owned jointly with Mr. Hanson's wife.

(11)
Includes 434 shares owned jointly with Mr. Harrington's wife.

(12)
Includes 109,323 shares owned by Mr. Lerner's wife.

(13)
Includes 42,000 shares owned jointly with Mr. Main's wife.

(14)
Includes 9,516 shares owned jointly with Mr. Sarantos' wife, 2,067 shares owned jointly by Mr. Sarantos' wife and daughter and 889 shares owned by Mr. Sarantos' wife.

(15)
Includes 15,000 shares owned jointly with Mr. Gilman's wife.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004.

        The Company is not required to submit the ratification of the Audit Committee's appointment of independent auditors to a vote of stockholders. In the event a majority of the votes cast are against the appointment of KPMG LLP, the Audit Committee may consider the vote and the reasons therefor in future decisions on its appointment of independent auditors.

        Representatives of KPMG LLP are expected to attend the annual meeting at which time they will have an opportunity to make a statement if they wish to do so and will be available to answer any appropriate questions from stockholders.

  Audit Fees

        The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2003 and the review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q as filed with the SEC during the year ended December 31, 2003 were $137,000. The same fees for the year ended December 31, 2002 were $125,000.

  Audit-Related Fees

        In addition to the audit fees billed by KPMG LLP, as referred to above, the aggregate fees billed to the Company for audit-related fees for the years ended December 31, 2003 and December 31, 2002 were $34,000 and $22,558, respectively. Fees paid in 2003 were related to an audit of the Company's 401(k) plan and the fees paid in 2002 were related to information technology costs incurred in connection with compliance requirements under the Federal Deposit Insurance Corporation Improvement Act of 1991.

  Tax Fees

        The Company paid $24,798 in 2003 and $20,889 in 2002 to KPMG LLP for tax preparation services performed in each of these two years.

  All Other Fees

        No other fees were paid to KPMG LLP in 2003 or 2002.

        The Audit Committee must approve in advance any audit or permissible non-audit engagement or relationship between the Company and its independent auditors. The Audit Committee has delegated to its chairman this approval authority, subject to the requirement that the chairman report the terms of any such engagement or relationship to the full Audit Committee at its next regularly scheduled meeting. All of the services described above, including those described under the headings, "Audit-Related Fees" and "Tax Fees", were provided in conformance with such pre-approval requirements. The Audit Committee has determined that providing the services described above under the headings, "Audit-Related Fees" and "Tax Fees", is compatible with maintaining the independence of KPMG LLP.

Recommendation of Directors

        The Board of Directors recommends that the stockholders vote FOR the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.

STOCKHOLDER PROPOSALS

        Under applicable rules of the SEC, proposals of stockholders of the Company intended to be presented at the Company's 2005 annual meeting of stockholders must be received by the Company no later than November 26, 2004 to be included in the Company's proxy statement and form of proxy relating to that meeting. If the 2005 annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the Annual Meeting, the date by which stockholder proposals to be presented at the 2005 meeting must be received by the Company to be included in the Company's proxy statement and form of proxy relating to that meeting will change from the date indicated in the preceding sentence. If this occurs, the Company will inform stockholders of such change by including a notice to such effect in its earliest possible quarterly report on Form 10-Q as filed by the Company with the SEC.

        In addition to the foregoing SEC rules, pursuant to the Company's articles of organization and by-laws, any stockholder wishing to have any Director nomination or stockholder proposal considered at the Annual Meeting (although not otherwise included in this Proxy Statement) must provide written notice of such nomination or proposal to the Clerk of the Company in accordance with the requirements of the articles of organization and by-laws of the Company at its principal executive offices by no later than April 4, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's Directors and executive officers and any other persons who own more than 10% of the outstanding shares of the Common Stock file with the SEC initial reports of ownership and subsequent reports of changes of ownership with respect to their beneficial ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such Section 16(a) reports that they may be required to file. During the period from December 31, 2002 through January 2, 2004, each of the following persons was involved in one or more transactions for which the required report was not filed on a timely basis: Ms. Bradley (one Form 4 reporting two stock awards); Ms. Donahue (one Form 4 reporting two stock awards); Ms. Flynn (one Form 4 reporting two stock awards); and Messrs. Ansin (one Form 4 reporting two stock awards and one stock purchase); Armstrong (one Form 4 reporting two stock sales); Bousquet (one Form 4 reporting two stock awards); Clementi (one Form 4 reporting two stock awards); Conway (one Form 4 reporting two stock awards); Hanson (one Form 4 reporting two stock awards); Harrington (one Form 4 reporting two stock awards); Lerner (one Form 4 reporting two stock awards and one stock transfer by gift); Sarantos (one Form 4 reporting two stock awards); Spinelli (one Form 4 reporting two stock awards); Stavropoulos (one Form 4 reporting one stock purchase); Duncan (one Form 4 reporting one stock transfer by gift and one stock option grant); Main (one Form 4 reporting one stock option exercise and one stock option grant); Clancy (one Form 4 reporting one stock option grant); Gilman (one Form 4 reporting one stock option grant and one stock option exercise); Irish (one Form 4 reporting one stock option grant and one stock option exercise) and Marcotte (one Form 3 reporting initial stock ownership and one Form 4 reporting one stock option grant).

OTHER MATTERS

        Shares represented by proxies in the enclosed form will be voted as stockholders direct. Properly executed proxies that contain no directions to the contrary will be voted (1) FOR the election of the six nominees to serve as Directors of the Company and (2) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004. At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. As stated in the accompanying proxy card, if any other business should properly come before the Annual Meeting, the proxies named therein have discretionary authority to vote the shares according to their best judgment.

ANNUAL REPORT ON FORM 10-K

        The Company's Annual Report on Form 10-K (without exhibits) is included with the Company's Annual Report to Stockholders, and is being furnished to shareholders of record together with this Proxy Statement. Requests for additional copies may be directed to: Enterprise Bancorp, Inc., 222 Merrimack Street, Lowell, Massachusetts 01852, Attention: Michael A Spinelli, Clerk.

ADDITIONAL COPIES OF ANNUAL REPORT AND PROXY STATEMENT
AVAILABLE TO SHAREHOLDERS SHARING COMMON MAILING ADDRESS

        Two or more shareholders of record who share a common mailing address may receive one Annual Report to Stockholders and one copy of this Proxy Statement, together with a separate proxy card for each such shareholder, in a single package addressed to such shareholders. Any shareholder of record who shares a common mailing address with one or more other shareholders of record, where such shareholders receive a single Annual Report to Stockholders and Proxy Statement as provided herein, may request a separate Annual Report to Stockholders and Proxy Statement either by directing such request in writing to the Clerk of the Company at the address given in the preceding paragraph or by making such request by phone, directed to Jim Marcotte at (978) 656-5614.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

March 25, 2004

Appendix A

Enterprise Bancorp and Subsidiaries Lowell, Massachusetts

Audit Committee Charter

COMMITTEE PURPOSE

        The Audit Committee (Committee) is appointed by the Board of Directors (Board) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's internal and independent auditors, and (5) the business practices and ethical standards of the Company. The Committee is also directly responsible for (a) the appointment, compensation, retention and oversight of the work of the Company's independent auditors, and (b) the preparation of the report that the Securities and Exchange Commission (Commission) requires to be included in the Company's annual proxy statement. Committee members are not employees and are entitled to rely on the integrity and accuracy of management and the Company's independent auditors.

COMMITTEE MEMBERSHIP

        Independence:    The Committee shall consist of three or more members of the Board of Directors, each of whom shall be independent. Independence shall be determined as to each member by the full Board. To be considered independent, each Committee member must meet the independence requirements of the New York Stock Exchange (NYSE), the Sarbanes-Oxley Act of 2002 (SOX) and the rules and regulations of the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

        Financial Literacy:    All members of the Committee shall be financially literate, as defined by the Commission, or must become financially literate within a reasonable period of time after their appointment to the Committee, and at least one member of the Committee shall be an audit committee financial expert, as determined in the judgment of the Board with reference to applicable law and NYSE rules.

COMMITTEE COMPOSITION

        The members of the Committee and its Chair shall be nominated by the Corporate Governance and Nominating Committee and elected by the Board annually. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all of the Committee members.

MEETINGS

        The Committee shall meet at least four times annually or more frequently as circumstances dictate. Meetings may be in person or by telephone as needed to conduct the business of the Committee. The Committee may take action by the written consent of a majority of the members in the absence of a meeting. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

AUTHORITY AND RESPONSIBILTIY OF THE COMMITTEE

        The Audit Committee shall have the authority (1) to exercise all powers with respect to the appointment, compensation, retention and oversight of the work of the independent auditor for the Company and its subsidiaries, (2) to retain special legal, accounting or other consultants to advise the Committee and to pay the fees of such advisors and (3) to determine the amount of funds it needs to operate and direct the CFO make such funds available. As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the

Committee or to meet with any member of, or consultant to, the Committee. Without limiting the generality of the foregoing, the Audit Committee shall:

Financial Statement and Disclosure Matters:

  1.
  Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditor, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company's financial statements. In addition, the review shall include the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based on the annual review, the Audit Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board.

  2.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  3.
  Review and discuss reports from the independent auditors on:

  a.
  All critical accounting policies and practices to be used. All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  b.
  Other material written communications between the independent auditor and management, such as a management letter.

  4.
  Discuss with management the Company's earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally consisting of discussing the types of information to be disclosed and the types of presentations to be made.

  5.
  Discuss with management and the independent auditor the effect on the Company's financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

  6.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  7.
  Review with the independent auditor any audit problems or difficulties and management's response, including, but not limited to (1) any restrictions on the

  8.
  scope of the auditor's activities, (2) any restriction on the access of the independent auditor to requested materials, (3) any significant disagreements with management and (4) any audit differences that were noted or proposed by the auditor but for which the Company's financial statements were not adjusted (as immaterial or otherwise). The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

  9.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  10.
  Discuss at least annually with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61-Communication with Audit Committees.

  11.
  Prepare the Audit Committee report that the Commission requires to be included in the Company's annual proxy statement and review the matters described in such report.

  12.
  Obtain quarterly assurances from the senior internal auditing executive and management that the system of internal controls is adequate and effective. Obtain annually a report from the independent auditor, with attestation, regarding management's assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility For The Company's Relationship With The Independent Auditor

  13.
  Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditor shall report directly to the Audit Committee. If the appointment of the independent auditors is submitted for any ratification by stockholders, the Audit Committee shall be responsible for making the recommendation for the independent auditors.

  14.
  Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting such review, the Committee shall obtain and review a report by the independent auditor describing (1) the firm's internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any formal investigation by governmental or professional authorities regarding services provided by the firm which could affect the financial statements of the Company, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditor and the Company that could be considered to bear on the auditor's independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with Commission rules and the securities laws. In addition, the Committee shall consider the advisability of regularly rotating the

  15.
  audit firm in order to maintain the independence between the independent auditor and the Company.

  16.
  Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditor for any permissible non-audit services. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance all audit or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting.

  17.
  Meet with the independent auditor prior to the audit to review the planning and staffing of the audit including the responsibilities and staffing of the Company's internal audit department personnel who will assist in the audit.

  18.
  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company's Internal Audit Function

  19.
  Review the appointment and replacement of the senior internal auditing executive.

  20.
  Review the activities and organizational structure of the internal auditing department and the significant reports to management prepared by the internal auditing department and management's responses.

  21.
  Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit department.

Compliance Oversight Responsibility

  22.
  Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

  23.
  Obtain reports from management and the Company's senior internal auditing executive that the Company is in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Review disclosures required to be made under the securities laws of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

  24.
  Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters.

  25.
  Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

  26.
  Review at least annually legal matters with the Company's General Counsel that may have a material impact on the financial statements, the Company's compliance policies, including but not limited to the Foreign Corrupt Practices Act, and any material reports or inquiries received from regulators or governmental agencies.

Other

  27.
  Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors or the performance of the internal audit function.

  28.
  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  29.
  Perform an annual performance self-evaluation.

ENTERPRISE BANCOPR, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This Proxy is solicited on behalf of the Board of Directors of Enterprise Bancorp, Inc. The Board of Directors recommends a vote FOR Proposals 1 and 2. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy, if otherwise properly executed, will be voted FOR Proposals 1 and 2.

1	Election of Directors.						FOR	AGAINST	ABSTAIN
	Nominees:	(01) Walter L. Armstrong, (02) Nancy L. Donahue, (03) George L. Duncan, (04) John P. Harrington, (05) Charles P. Sarantos, (06) Michael A. Spinelli			2.	Ratification of appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐
		FOR ALL NOMINEES	☐ ☐	WITHHELD FROM ALL NOMINEES
					By execution and delivery of this proxy, the undersigned acknowledge(s) and agree(s) that the proxies named herein are authorized to vote, in their discretion and in accordance with their best judgment, upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
	☐
		FOR ALL NOMINEES except as noted above (Write name(s) of nominee(s) in the space provided above)
I plan to attend the Meeting.	☐
Mark here for address change. Please note address change to the left.	☐

Please date and sign exactly as name appears herein and return in the enclosed envelope. When shares are held by joint owners, both should sign. Executors, administrators, trustees and others signing in a representative capacity should give their full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature:	Date:	Signature:	Date:

DETACH HERE

PROXY

ENTERPRISE BANCORP, INC.

This proxy is solicited on behalf of the Board of Directors of Enterprise Bancorp, Inc. The Board of Directors recommends a vote FOR Proposals 1 and 2. This proxy, when properly executed on the reverse side, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy, if otherwise properly executed, will be voted FOR Proposals 1 and 2.

The undersigned, a stockholder of Enterprise Bancorp, Inc. (the "Company"), revoking all prior proxies, hereby appoint(s) Richard W. Main and Arnold S. Lerner, and each of them with full power of substitution, the attorneys, agents and proxies of the undersigned to represent and vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company and any adjournments or postponements thereof, to be held at the American Textile Museum, 491 Dutton Street, Lowell, Massachusetts, on Tuesday, May 4, 2004, at 4:00 P.M. as specified herein as to each of the proposals.

QuickLinks

PROXY STATEMENT
PROPOSAL ONE ELECTION OF CLASS OF DIRECTORS
Nominees (Term to Expire in 2007)
SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
ADDITIONAL COPIES OF ANNUAL REPORT AND PROXY STATEMENT AVAILABLE TO SHAREHOLDERS SHARING COMMON MAILING ADDRESS